UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 10, 2010

To the Stockholders of THE BANCORP, INC.:

Notice is hereby given that the annual meeting (the “Meeting”) of stockholders of THE BANCORP, INC., a Delaware corporation (the “Company”), will be held at the Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 on Monday, May 10, 2010 at 9:00 A.M., Philadelphia time, for the following purposes:

1.	To elect the eleven directors named in the enclosed proxy statement to serve until the next annual meeting of stockholders.

2.	To approve, in an advisory (non-binding) vote, the Company’s 2009 compensation program for its named executive officers.

3.	To approve the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.

4.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only stockholders of record on the books of the Company at the close of business on March 15, 2010 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of the Company at 409 Silverside Road, Wilmington, Delaware 19809.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Directors

Paul Frenkiel
Secretary

Wilmington, Delaware
April 6, 2010

Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on May 10, 2010:

The proxy statement and our 2009 Annual Report are available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=4054569&GKP=203269

The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

GENERAL

Introduction

The annual meeting (the “Meeting”) of stockholders of The Bancorp, Inc. (the “Company”) will be held on Monday, May 10, 2010, at 9:00 A.M., Philadelphia time, at the Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104, for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 15, 2010 will be entitled to notice of and to vote at such Meeting.

This statement is furnished in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies from holders of the Company’s common stock, par value $1.00 per share (the “Common Shares”), to be used at such Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy will be sent on or about April 6, 2010 to stockholders of record as of March 15, 2010.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company at its Wilmington address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

The cost of soliciting proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies either personally, by letter or by telephone. Such directors, officers and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Shares.

Annual Report and Report on Form 10-K

The Company’s 2009 Annual Report to Stockholders, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2009, is being sent to stockholders of record as of March 15, 2010. Stockholders of record as of March 15, 2010, and beneficial owners of the Company’s Common Shares on that date, may obtain from the Company, without charge, a copy of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), by a request therefor in writing. Any such request from a beneficial owner of the Company’s Common Shares must set forth a good faith representation that, as of the record date for this solicitation, March 15, 2010, the person making the request was the beneficial owner of the Company’s Common Shares. Such written requests should be directed to The Bancorp, Inc., Attention:  Paul Frenkiel, 409 Silverside Road, Wilmington, Delaware 19809.

Stockholders Sharing an Address

Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from the Company at The Bancorp, Inc., Attention: Andres Viroslav, Investor Relations, 409 Silverside Road, Wilmington, Delaware 19809, telephone number (215) 861-7990. The Company will promptly deliver a copy of the requested materials.

Similarly, a stockholder sharing an address with another stockholder who has received multiple copies of the Company’s proxy materials may use the contact information above to request delivery of a single copy of these materials.

Voting at the Meeting

At the Meeting, only those holders of Common Shares at the close of business on March 15, 2010, the record date, will be entitled to vote. As of the record date, 26,181,291 Common Shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the Meeting. Stockholders do not have cumulative voting rights.

The presence at the Meeting in person or by proxy of holders of a majority of outstanding Common Shares will constitute a quorum. In order to be elected as a director as described in Proposal 1 below, a nominee must receive a plurality of all the votes cast at the Meeting at which a quorum is present, which means that the nominees with the most votes are elected. The affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required to approve the Company’s 2009 compensation program for its named executive officers and the selection of Grant Thornton LLP as the Company’s independent public accountants, as described in proposals 2 and 3 below. For any other matter which may properly come before the meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as a broker non-vote as described below, will be voted FOR:

•	the election of the directors; and

•	the approval of the selection of Grant Thornton as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.

Common Shares represented at the Meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum for all of the proposals, but will not be considered cast on any proposal on which they were not voted.  A failure by brokers to vote Common Shares held by them in nominee name will mean that such Common Shares will not be counted for the purposes of establishing a quorum and will not be voted.  If a broker does not receive voting instructions from the beneficial owner of Common Shares on a particular matter and indicates on the proxy delivered with respect to such Common Shares that it does not have discretionary authority to vote on that matter, which is referred to as a broker “non-vote,” those Common Shares will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted.  Brokers that are member firms of the New York Stock Exchange and who hold Common Shares in street name for customers generally do not have the discretion to vote those shares with respect to the election of directors or the approval of the Company’s compensation program and do have the discretion to vote those shares with respect to the approval of the selection of accountants, if they have not received instructions from the beneficial owners.

With respect to the election of directors described in Proposal 1 below, votes that are withheld and broker “non-votes” will not be counted as votes cast on the matter and will have no effect on the result of the vote. With respect to the advisory vote on the Company’s compensation program for its named executive officers described in Proposal 2 below, abstentions and broker “non-votes” will not be counted as votes cast and will not affect the determination as to whether the executive compensation is approved. Because this stockholder vote is advisory, it will not be binding on the Board of Directors; however, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. With respect to the approval of the selection of Grant Thornton LLP described in Proposal 3 below, or with respect to any other matter properly brought before the Meeting requiring the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present, either in person or by proxy, for approval, (a) abstentions will be counted as votes cast on any matter and will have the effect of a vote against the relevant proposal and (b) broker “non-votes” will not be counted as votes cast on any matter, and will have no effect on the results of the votes with respect to such proposals and other matters.

Should any matters not described above be properly presented at the Meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the meeting or any adjournment, postponement in continuation thereof.

PROPOSAL 1. ELECTION OF DIRECTORS

Directors and Nominees

The Bylaws of the Company provide that the number of directors shall be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at eleven. All directors are elected for a term of one year or until their successors are elected and qualified. The Board of Directors, upon the recommendation of its Nominating and Governance Committee, has nominated Betsy Z. Cohen, Daniel G. Cohen, Walter T. Beach, Michael J. Bradley, Matthew Cohn, Leon A. Huff, William H. Lamb, Frank M. Mastrangelo, James J. McEntee III, Linda Schaeffer and Joan Specter for election at the Meeting for a term to expire at the 2011 annual meeting or until their successors are elected or appointed.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the current directors. Should any of the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other person as the Nominating and Governance Committee of the Board of Directors may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among the directors, nominees and executive officers of the Company, except that Daniel G. Cohen, who is currently the Chairman of the Board of Directors and the Chairman of the Executive Committee of the Board of Directors, is the son of Betsy Z. Cohen, a director and the Chief Executive Officer of the Company.

Following are summaries of the background, business experience and principal occupations of the nominees and current directors.

Betsy Z. Cohen, age 68, has been Chief Executive Officer of both the Company and its wholly-owned subsidiary, The Bancorp Bank (the “Bank”), since September 2000 and Chairman of the Bank since November 2003. She has served as the Chairman of the Board of Trustees and as a trustee of RAIT Financial Trust (NYSE: RAS), a real estate investment trust (“RAIT”), since its founding in August 1997, and as RAIT’s Chief Executive Officer from August 1997 to December 2006. Mrs. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen was Chairman and Chief Executive Officer of JeffBanks, Inc. from its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (NYSE: AET), an insurance company. For information regarding the relationships between the Company, the Bank and RAIT, see “Certain Relationships and Related Party Transactions.”

Daniel G. Cohen, age 40, has been the Chairman of the Company and Chairman of the Company’s Executive Committee of the Board of Directors since its inception in 1999. From 1999 to September 2000 he served as the Company’s Chief Executive Officer. Mr. Cohen is Vice-Chairman of the Bank’s Board of Directors and Chairman of its Executive Committee. He had previously been Chairman of the Bank’s Board of Directors from September 2000 to November 2003 and, from July 2000 to September 2000, had been the Bank’s Chief Executive Officer. Mr. Cohen has served as Chief Executive Officer and Chief Investment Officer of Cohen & Company Inc. (AMEX: COHN), f/k/a Alesco Financial Inc., an investment firm specializing in credit-related fixed income investments, since December 2009, as its Chairman of the Board of Directors since October 2006 and as Executive Chairman from October 2006 through December 2009.  In addition, before its merger with and into Alesco Financial, Mr. Cohen served as the Chairman of the Board of Managers of Cohen Brothers LLC since 2001, as Chief Investment Officer since October 2008 and as Chief Executive Officer since December 2009.  He previously served as Chief Executive Officer of RAIT from December 2006 when it merged with Taberna Realty Finance Trust to February 2009, and served as a trustee from the date RAIT acquired Taberna until his resignation from that position in February 2010.  Mr. Cohen was Chairman of the Board of Trustees of Taberna Realty Finance Trust from its inception in March 2005 until December 2006 and its Chief Executive Officer from March 2005 to December 2006.  Mr. Cohen is currently a director of Star Asia, a joint venture investing in Asian commercial real estate and a director of Muni Funding Company of America, LLC, a company investing in middle-market non-profit organizations.  He also served as the Chairman of the Board of Dekania Acquisition Corp. (NYSE: DEK), a business combination company focused on acquiring businesses that operate within the insurance industry, from its inception in February 2006 until December 2006, and remained a director of Dekania Acquisition Corp until its liquidation in February 2009. Mr. Cohen served as a member of the board of directors of TRM Corporation (OTC:TRMM), a consumer services company, from 2000 to September 2006 and as its Chairman from 2003 to September 2006. For information regarding the relationships between the Company, Cohen & Co. and RAIT, see “Certain Relationships and Related Party Transactions.”

Walter T. Beach, age 43, has been a director of both the Company and the Bank since 1999. Mr. Beach has been the Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997. From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm, where he was, beginning in 1994, responsible for the firm’s investment decisions for its principal equity product. From 1992 to 1993, he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm. From 1991 to 1992 he was an analyst at Industry Analysis Group, an industry and economic consulting firm. Mr. Beach has served as a director of Resource Capital Corp. (NYSE:RSO), a real estate investment trust, since 2005.  Mr. Beach has served as a director of Cohen & Company since December 2009.

Michael J. Bradley, age 65, has been a director of the Company since February 2005. Mr. Bradley has been a co-owner and Managing Director of BF Healthcare, Inc., a supplier of physician services to hospitals and assisted living facilities, since 1998. Mr. Bradley has served on the Board of Directors of Resource America, Inc. (NASDAQ: REXI), a specialized asset management company, since March 2005, and SourceCorp., a provider of business process outsourcing solutions, since 1996. Mr. Bradley has also served on the Managing Board of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL), an oil and gas pipeline company, since 2004. From 1988 to 1998, Mr. Bradley served as Chairman of First Executive Bank, and from 1998 to 2003 he served as Vice Chairman of First Republic Bank.

Matthew Cohn, age 40, has been a director of both the Company and the Bank since 1999. Mr. Cohn was the founder, in 1998, and is the Vice Chairman of the ASI Show!, a producer of trade shows in Chicago, Las Vegas, Orlando, San Diego, New York, and Dallas. Under Mr. Cohn's leadership, the ASI Show received the prestigious INC 500 Award, recognizing the company as one of the fasting growing privately held companies in the US and ASI has been named a "Best Place to Work" by numerous journals and newspapers. In addition, since 1992, Mr. Cohn has been the CEO of the Medical Data Institute, a medical data base publisher, the Chairman of ASI Computer Systems, a company providing order management software, services, and support, and the Vice Chairman of the Advertising Specialty Institute, a media and internet development company. Mr. Cohn serves on the board of the Juvenile Diabetes Research Foundation, PA Chapter, and was a past board member of Young Presidents’ Organization and Society of Independent Show Organizers.

Leon A. Huff, age 68, has been a director of the Company since October 2004 and a director of the Bank since December 2003. Mr. Huff is the co-founder and Vice-Chairman of Gamble-Huff Music (Philadelphia International Records), a record production company. Mr. Huff is a nationally-known producer, songwriter and performer. He has won Grammy and BMI songwriter awards, has been inducted into the National Academy of Songwriters Hall of Fame and the Philadelphia Music Foundation’s Walk of Fame, and has received the Trustees Award from the National Academy of Recording Arts and Sciences.

William H. Lamb, age 70, has been a director of both the Company and the Bank since January 2004. Mr. Lamb has been a senior partner in Lamb McErlane, PC, a law firm, since January 2004 and from January 1971 to January 2003. From January 2003 through January 2004, Mr. Lamb served as a Justice of the Pennsylvania Supreme Court. Mr. Lamb served as a director and corporate secretary of JeffBanks, Inc. and Jefferson Bank until their acquisition by Hudson United Bank in November 1999.

Frank M. Mastrangelo, age 42, has served as the President, Chief Operating Officer and a Director of both the Company and the Bank since 1999. From 1995 through 1999 he was the Senior Vice President and the Chief Technology Officer for Jefferson Bank. He currently serves as the Chairman of St. Mary’s Franciscan Shelter, a homeless shelter for families in Phoenixville, PA, Secretary and a Trustee of Montgomery School, a kindergarten through eighth-grade independent school in Chester Springs, PA, and a board member of the Elite Companies Charitable Foundation, a private family charitable foundation in Exton, PA.

James J. McEntee III, age 52, has been a director of both the Company and the Bank since September 2000. Mr. McEntee was the Chief Executive Officer of Alesco Financial, Inc. from the date of its incorporation in 2006 until its merger with Cohen & Co. in December 2009 and was the Chief Operating Officer of Cohen & Co. from March 2003 until December 2009, and is currently a managing director. Mr. McEntee was a principal in Harron Capital, L.P., a media and communications venture capital fund, from 1999 to September 2002. From 1990 through 1999, Mr. McEntee was a stockholder at Lamb McErlane, PC, and from 2000 until 2004 was of counsel to Lamb McErlane. Mr. McEntee was previously a director of Pegasus Communications Corporation, a publicly held provider of communications and other services, and of several other private companies. See “Certain Relationships and Related Party Transactions” regarding Cohen Bros.

Linda Schaeffer, age 46, has been a director of the Company since 1999.   Ms. Schaeffer has been a private investor in real estate through SLS Associates, LP. since 1997.   She was a Certified Public Accountant from 1996 until 2008 and served as such in both private and public practice.  From 1990 until 1997 she was President of JMLS Enterprises, Inc. d/b/a Computertots a company specializing in computer education.  From 2004 until 2008 she was President of MSKS Corporation, Inc d/b/a Abrakadoodle, a company specializing in art education.

Joan Specter, age 76, has been a director of both the Company and the Bank since 1999. Ms. Specter is a member of the boards of directors of numerous businesses, educational and charitable organizations, including Ridgeway Philips Company, a provider of home healthcare, Chestnut Hill College, University of the Arts, Medical College of Pennsylvania, the Reading Terminal, operator of the Reading Terminal Market, the Philadelphia Cultural Fund and the Greater Philadelphia Urban Affairs Coalition. From 1980 through 1996, she was city councilwoman at-large for the City of Philadelphia.

The Board of Directors has not adopted specific minimum qualifications for service on the board, but rather seeks a mixture of skills that are relevant to the Company’s business as a bank and bank holding company.  The following presents a brief summary of the attributes of each director that led to the conclusion that he or she should serve as such:

Mrs. Cohen has multiple decades of experience in banking and has served as Chief Executive Officer and in other capacities for several banking institutions since 1974. She has been directly involved in all aspects of financial institutions management.

Mr. Cohen has served as a director of, and in other significant management capacities with, a number of financial companies.   In addition to experience in commercial real estate, he has considerable experience in securities, investment management and capital markets.

Mr. Beach has extensive experience in investment management, corporate finance and capital markets.  He is deemed an audit committee financial expert which, among other factors, reflects the quantitative and analytical skills developed in his experience as a director of research for an investment management firm.

Mr. Bradley has served as chairman and in other significant capacities for financial institutions and served as Chief Executive Officer of several University hospitals, including Columbia Presbyterian Medical Center and Thomas Jefferson University Hospital. Within these capacities, he was involved in significant management functions with respect to business and financial matters.

Mr. Cohn has significant experience in founding, leading and having senior roles in a variety of companies, including mid-size businesses of the type that are the Bank’s primary clients.  In addition he has considerable experience with electronic distribution and technology based companies.

 Mr. Huff provides business leadership experience and perspective as a successful business owner and has strong ties to the local Philadelphia community, which is one of the primary markets served by the Company.

Mr. Lamb has extensive experience as a director of public bank holding companies, beginning in 1974.  Additionally, he has significant legal experience with respect to business and financial matters and has particular knowledge of the southeastern region of Pennsylvania, which is one of the primary markets served by the Company.

Mr. Mastrangelo has broad operational and managerial experience in the banking industry.  Additionally, he has significant technology and systems infrastructure experience.

Mr. McEntee has extensive experience in corporate law and financial institution management, as well as significant managerial experience in investments and capital markets operations.

Ms. Schaeffer provides business experience and perspective as a successful business owner and was a certified public accountant.

Ms. Specter has significant managerial and legislative experience and provides knowledge and understanding of the Philadelphia region with strong ties to the local community.

The Board of Directors unanimously recommends a vote “FOR” the election of each nominee.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth the number and percentage of the Company’s Common Shares owned as of March 15, 2010 by each of the Company’s directors and executive officers, all of the directors and executive officers as a group and other persons who beneficially own more than 5% of the Company’s outstanding voting securities. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

	Common		Percent
Directors (2)	shares (1)		of class
Betsy Z. Cohen	1,387,479	(3)	5.19%
Daniel G. Cohen	600,855	(4)	2.29%
Walter T. Beach	995,639	(5)	3.80%
Michael J. Bradley	11,000	(6)	*
Matthew Cohn	31,813	(7)	*
William H. Lamb	145,597	(8)	*
James J. McEntee III	110,943	(9)	*
Frank M. Mastrangelo	121,150	(10)	*
Linda Schaeffer	22,514	(11)	*
Joan Specter	5,374	(12)	*
Leon A. Huff	13,244	(13)	*

Executive officers (2)
Arthur Birenbaum	81,480	(14)	*
Paul Frenkiel	213	(15)	*
Donald F. McGraw, Jr.	34,845	(16)	*
Scott R. Megargee	68,371	(17)	*
All executive officers and directors as a group (16 persons)	3,615,517	(18)	13.23%

Other owners of 5% or more of outstanding shares
Wellington Management Company, LLP	2,433,904	(19)	9.30%
Yacktman Asset Management Co.	2,055,852	(20)	7.85%
Royce & Associates, LLC	1,893,265	(21)	7.23%

*	Less than 1%

(1)	Includes: (a) Common Shares and (b) Common Shares receivable upon exercise of options held by such person which are vested or will vest within 60 days of March 31, 2009.

(2)	The address of all of the Company’s directors and executive officers is 409 Silverside Road, Wilmington, DE 19809.

(3)
Consists of: (a) 156,934 Common Shares owned directly; (b) 527,004 Common Shares held by Solomon Investment Partnership, L.P., of which Mrs. Cohen and her spouse are the sole limited partners and the sole shareholders, officers and directors of the corporate general partner; (c) 551,241 Common Shares issuable upon exercise of options; (d) 87,300 Common shares held by the Individual Retirement Account (“IRA”) of Mrs. Cohen’s spouse; (e) 50,000 Common Shares held by her spouse; and (e) 15,000 Common Shares owned by a charitable foundation of which Mrs. Cohen is a co-trustee. Excludes (a) 223,719 shares owned by the Resource America, Inc. Supplemental Employee Retirement Plan trust, of which Mrs. Cohen’s spouse is the beneficiary; and (b) 18,972 Common Shares owned by Resource America, of which Mrs. Cohen’s spouse is chairman.

(4)
Consists of: (a) 259,401 Common Shares held directly; (b) 326,241 Common Shares issuable upon exercise of options; (c) 213 Common Shares held in a 401(k) plan account for the benefit of Mr. Cohen; and (d) 15,000 Common Shares owned by a charitable foundation of which Mr. Cohen is a co-trustee.

(5)
Consists of: (a) 135,922 Common Shares owned directly; (b) options to purchase 5,874 Common Shares; and (c) 853,843, Common Shares owned by various accounts managed by Beach Investment Counsel, Inc., Beach Asset Management, LLC or Beach Investment Management, LLC, investment management firms for which Mr. Beach is a principal and which possess investment and/or voting power over the shares. The address for these investment management firms is Five Tower Bridge, 300 Barr Harbor Drive, Suite 220, West Conshohocken, PA 19428. 360,775 of Mr. Beach’s Common Shares are pledged as security under various debt arrangements.

(6)	Consists of: (a) 10,000 Common Shares owned directly and (b) 1,000 Common Shares issuable upon exercise of options.

(7)	Consists of: (a) 25,439 Common Shares owned directly and (b) 6,374 Common Shares issuable upon exercise of options.

(8)
Consists of: (a) 127,223 Common Shares owned directly, (b) 12,000 Common Shares held in trusts for the benefit of members of Mr. Lamb’s immediate family, (c) 3,500 Common Shares held in a pension plan for the benefit of Mr. Lamb and (d) 2,874 Common Shares issuable upon exercise of options.

(9)	Consists of: (a) 92,694 Common Shares owned directly and (b) 18,249 Common Shares issuable upon exercise of options.

(10)
Consists of: (a) 23,143 Common Shares owned directly, (b) 2,787 Common Shares held by the IRA of Mr. Mastrangelo’s spouse, (c) 91,248 Common Shares issuable upon exercise of options and (d) 3,972 Common Shares held in a 401(k) plan account for the benefit of Mr. Mastrangelo.

(11)	Consists of: (a) 17,714 Common Shares owned directly, (b) 2,300 Common Shares held by the IRA of Ms. Schaeffer’s spouse and (c) 2,500 Common Shares issuable upon exercise of options.

(12)	Consists entirely of 5,374 Common Shares issuable upon exercise of options.

(13)	Consists of: (a) 9,370 Common Shares owned directly, and (b) 3,874 Common Shares issuable upon exercise of options.

(14)
Consists of: (a) 6,353 Common Shares owned directly, (b) 70,999 Common Shares issuable upon exercise of options, (c) 1,149 Common Shares held by Mr. Birenbaum’s spouse and (d) 2,979 common shares held in a 401(k) plan account for the benefit of Mr. Birenbaum.

(15)	Consists entirely of 213 Common Shares held in a 401(k) plan account for the benefit of Mr. Frenkiel.

(16)
Consists of: (a) 17,517 Common Shares owned directly, (b) 14,249 Common Shares issuable upon exercise of options and (c) 3,079 Common Shares held in a 401(k) plan account for the benefit of Mr. McGraw.

(17)
Consists of: (a) 12,243 Common Shares owned directly, (b) 4,830 Common Shares owned by Mr. Megargee’s mother, (c) 48,374 Common Shares issuable upon exercise of options and (d) 2,924 Common Shares held in a 401(k) plan account for the benefit of Mr. Megargee.

(18)	Excludes 15,000 Common Shares beneficially owned by Daniel G. Cohen as a co-trustee of a charitable foundation as these shares are also reported as beneficially owned by Betsy Z. Cohen.

(19)	Based solely on a Form 13G/A filed by Wellington Management Company, LLP. on February 12, 2010. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(20)
Based solely on a Form 13G/A filed by Donald A. Yacktman. on January 26, 2010. The address of Donald A. Yacktman is 6300 Bridgepoint Parkway, Bldg. 1, Suite 320, Austin, TX 78730. Consists of: (a) 933,880 held by The Yacktman Funds Inc., and (b) 1,121,972 held by Yacktman Asset Management Co.

(21)	Based solely on a Form 13G filed by Royce & Associates LLC on January 22, 2010. The address of Royce & Associates LLC is 1414 Avenue of the Americas, New York, NY 10019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports.

Based solely on its review of the reports received by it, the Company believes that, during fiscal 2009, no officers, directors or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis.

NON-DIRECTOR EXECUTIVE OFFICERS

Information is set forth below regarding the background of each of the Company’s executive officers who is not also a director. For the Company’s officers who are also directors, Betsy Z. Cohen and Frank M. Mastrangelo, this information can be found above under “Proposal 1. Election of Directors—Directors and Nominees.”

Arthur M. Birenbaum, age 53, has been Executive Vice President-Commercial Loans and, before that, Senior Vice President-Commercial Loans of both the Company and the Bank since January 2001. From 1993 through December 2000, Mr. Birenbaum was at Jefferson Bank, ending as its Senior Vice President-Philadelphia Business Banking Lending Group, and serving as co-Chairman of its Government Lending Task Force, coordinator of asset-based lending and member of its Loan Production Oversight Committee. From 1987 through 1993 he was a Vice President of Commercial Lending for Meridian Bank and the Bank of Old York Road and, from 1980 through 1987, he was employed at Westinghouse Credit Corporation, General Electric Capital Corporation, Suburban Bank and First National Bank of Maryland in the Washington, D.C. metropolitan region.

Paul Frenkiel, age 57, has been Executive Vice President of Strategy, Chief Financial Officer and Secretary of both the Company and the Bank since September 2009. From November 2000 through October 2008 he was Chief Financial Officer of Republic First Bancorp, Inc. (NASDAQ: FRBK). From January 2005 through September 2009, Mr. Frenkiel also served as Chief Financial Officer and in other capacities for First Bank of Delaware, which was spun-off from Republic First Bancorp, Inc. Mr. Frenkiel previously served as Chief Financial Officer of Jeffbanks, Inc., until its acquisition by Hudson United Bancorp in July 2000. Mr. Frenkiel is a certified public accountant.

Scott R. Megargee, age 58, has been Executive Vice President and Chief Lending Officer of both the Company and the Bank since March 2000. Previously, he had been an officer with JeffBanks and Jefferson Bank since 1989, and was their Executive Vice President-Retail Lending from 1995 to March 2000. He also served as a director of Jefferson Mortgage, Inc., a mortgage lending subsidiary of JeffBanks.

Donald F. McGraw, Jr., age 53, has been Executive Vice President and Chief Credit Officer of both the Company and the Bank since 1999. From 1986 through 1998, he was a Senior Vice President–Credit Administration for Jefferson Bank. From 1977 to 1986, he was a bank examiner at the FDIC.

CORPORATE GOVERNANCE

Director Independence

The Company’s Common Shares are listed on the NASDAQ Global Select Market under the symbol “TBBK” and the Company is subject to the listing standards thereof. The Board of Directors has determined that Mr. Beach, Mr. Bradley, Mr. Cohn, Mr. Huff, Mr. Lamb and Ms. Specter each meet the definition of an independent director set forth in the NASDAQ rules. In making these determinations, the Board of Directors reviewed information from each of these directors concerning all their respective relationships with the Company and its affiliates and analyzed the materiality of those relationships.

Board Leadership Structure and Role in Risk Oversight

Since inception, the Board of Directors has separated the Chairman and Chief Executive Officer positions. At this time, it does not envision a need to change that structure. However, it must be noted that the practice is related to other planning processes such as succession planning, and thus could be changed at any time.

The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the Board of Directors, although the Board of Directors and all of its committees are sensitive to risks relating to the Company and its operations. The Audit Committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. Through its interaction with the Company’s senior management, the Audit Committee oversees credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). The Chief Risk Officer meets at least quarterly with the Audit Committee to discuss potential risk or control issues involving management. The Audit Committee reports regularly to the Board of Directors, which also considers the Company’s entire risk profile, including additional strategic and reputational risks. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. While this division of responsibility is the most effective approach for addressing the risks facing the Company, it will continue to re-examine the Board of Directors leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

Board Meetings

The Board of Directors held a total of 9 meetings during fiscal 2009. During fiscal 2009, all directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which the director had been a director and (b) the total number of meetings held by all committees of the Board of Directors on which the director served during the periods that the director served. It is the policy of the Board of Directors that all directors attend the annual meeting of stockholders of the Company, if practicable.

Communications with the Board

Stockholders, employees and others who wish to communicate with the Board of Directors may do so by sending their correspondence to the The Bancorp, Inc., Attention: Secretary Paul Frenkiel, 409 Silverside Road, Wilmington, Delaware 19809. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder of the Company and clearly state whether the intended recipients are all or individual members of the Board. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate.

Corporate Governance Materials

The Company’s Code of Business Conduct and Ethics (the “Code of Business Conduct”) and the charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available on the Company’s website, https://secure.thebancorp.com/ir.asp. Copies of these documents are available, free of charge, upon written request to: The Bancorp, Inc., Attention: Andres Viroslav Investor Relations, 409 Silverside Road, Wilmington, Delaware 19809.  The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct by posting such information on the Company's website, unless otherwise required by applicable law or regulation.

Board Committees

The Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Governance Committee. The committees on which directors serve, the chairman of each committee, and the number of meetings held during 2009 are set forth below.

Board Member	Audit	Compensation	Nominating and Governance	Executive
Betsy Z. Cohen				X
Daniel G. Cohen				Chairman
Walter T. Beach	X	Chairman
Michael J. Bradley	X
Matthew Cohn	Chairman		X
William H. Lamb		X	Chairman
Frank M. Mastrangelo				X
Joan Specter		X	X
Meetings held in 2009	7	2	1	1

Audit Committee. The Audit Committee is appointed by the Board of Directors to assist Board of Director oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also prepares the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Each member of the Audit Committee meets the independence standards for audit committee members set forth in applicable NASDAQ rules, as well as those set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Beach qualifies as an “audit committee financial expert” as that term is defined in applicable rules and regulations under the Exchange Act.

The Company has adopted a written charter for the Audit Committee and audit and non-audit services pre-approval guidelines. The Audit Committee Charter is available on the Company’s website at https://secure.thebancorp.com/ir.asp. Copies of the Audit Committee Charter may also be obtained, free of charge, by writing to The Bancorp, Inc., Attention: Andres Viroslav Investor Relations, 409 Silverside Road, Wilmington, Delaware 19809.

Nominating and Governance Committee. The Nominating and Governance Committee is appointed by the Board of Directors to (a) assist the Company and the Board of Directors in maintaining an effective and knowledgeable Board of Directors, including assisting the Board of Directors by identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders and the directors to be appointed to each committee, and (b) develop and recommend for the Board of Director’s consideration governance guidelines for the Company. All of the members of this committee have been determined by the Board of Directors to be independent under applicable NASDAQ rules.

The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. The Company describes the procedures for nominations by stockholders in “Stockholder Proposals and Nominations.” In evaluating candidates, the Nominating and Governance Committee considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements) and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Nominating and Governance Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee seeks to insure that the membership of the Board of Directors and each committee of the Board of Directors satisfies all relevant NASDAQ rules and applicable laws and regulations and all requirements of the Company’s governance documents. The Nominating and Governance Committee seeks to achieve a mixture of skills which are related to the Company’s business. The nature of the specific qualifications, qualities or skills that the Nominating and Governance Committee may look for in any particular director nominee depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board of Directors.

The Company has adopted a written charter for the Nominating and Governance Committee. The Nominating and Governance Committee Charter is available on the Company’s website at https://secure.thebancorp.com/ir.asp. A copy of the Nominating and Governance Committee Charter may also be obtained, free of charge, by writing to The Bancorp, Inc. Attention: Andres Viroslav Investor Relations, 409 Silverside Road Wilmington Delaware 19809.

Executive Committee. The Executive Committee has the delegated authority to act in lieu of the Company’s Board of Directors in between meetings of the Board.

Compensation Committee. The Compensation Committee is appointed by the Board of Directors to have direct responsibility for approving the compensation of the Chief Executive Officer and certain other officers and the non-management directors of the Company as described in “Compensation Committee Report” and the related “Compensation Discussion and Analysis,” below. At all times during 2009, the Compensation Committee had direct responsibility for (a) administering the Company’s equity-based compensation plans and (b) reviewing any extraordinary compensatory payments to any employee of the Company.

The Company has adopted a written charter for the Compensation Committee.  The Compensation Committee Charter is available on the Company’s website at https://secure.thebancorp.com/ir.asp.  A copy of the Compensation Committee Charter may also be obtained, free of charge, by writing to The Bancorp, Inc., Attention: Andres Viroslav Investor Relations, 409 Silverside Road, Wilmington, Delaware 19809.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee consisted of Messrs. Beach and Lamb and Ms. Specter during fiscal 2009. None of such persons was an officer or employee of the Company or any of its subsidiaries during fiscal 2009 or was formerly an officer of the Company. None of the Company’s executive officers has been a director or executive officer of any entity of which any member of the Compensation Committee has been a director or executive officer during 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under the Code of Business Conduct, the Company has established a procedure regarding the review and approval of transactions that would be required to be reported under Item 404 of Regulation S-K. Under this procedure, the Audit Committee must approve any such transaction and find it to be on terms comparable to those available on an arms’-length basis from an unaffiliated third party, or find that it otherwise does not create a conflict of interest. The Code of Business Conduct exempts from the review and approval process any employment or other business connection of an officer, director, employee or affiliate with RAIT, Resource America, Inc., Brandywine Construction & Management, Inc., Cohen & Co., the Bank and their affiliates. If the Audit Committee finds a conflict of interest to exist with respect to a particular transaction, that transaction is prohibited unless a waiver of the Code of Business Conduct is approved by the Audit Committee.

The Company entered into a sublease for office space in Philadelphia, Pennsylvania and a technical support agreement with RAIT commencing in October 2000. The agreement was amended in 2009 to terminate the technical support agreement, and reduce the amount of leased space. The Chairman of the Company and Chairman of its Executive Committee of the Board of Directors, was the Chief Executive Officer of RAIT until February 2009, and was a trustee of RAIT until February 2010. The Chairman of RAIT is the Chairman and Chief Executive Officer of the Bank and the Chief Executive Officer of the Company.  RAIT paid the Company approximately $307,000 for rent for the year ended December 31, 2009.

The Bank participated in two loans in 2008 that were originated by RAIT, one of which was paid off in 2008. The outstanding participation was $21.6 million at December 31, 2009 and the Bank has a senior position on the loan. The interest rate on the loan is consistent with market rates.

The Bank maintains deposits for various companies affiliated with the Company’s officers and directors, principally the Company’s Chairman and Chief Executive Officer, totaling approximately $10.4 million as of December 31, 2009. The majority of these deposits are short-term in nature and rates are consistent with market rates.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2009, these loans were current as to principal and interest payments, and did not involve more than normal risk of collectability. At December 31, 2009, loans to these related parties amounted to $7.4 million. During the year ended December 31, 2009, the Bank made new loans to related parties of $117,000 and received repayments of $1.5 million.

PROPOSAL 2. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In December 2008, the Company participated in the U.S. Department of the Treasury (“Treasury”) Capital Purchase Program (“CPP”). Under the CPP, the Company issued and sold to the Treasury approximately $45.2 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Preferred Stock”), all of which were repurchased by the Company on March 10, 2010. A related warrant to purchase 980,203 Common Shares at an exercise price of $3.46 per share, subject to certain anti-dilution and other adjustments, is outstanding until its expiration on December 18, 2018, unless it is repurchased or exercised prior to that date.  The CPP was promulgated under the Emergency Economic Stabilization Act of 2008, as amended by the America Recovery and Reinvestment Act of 2009 (“ARRA”).  Under ARRA, during the time that a CPP participant has an outstanding obligation to the Treasury arising from the CPP, such participant must permit a separate shareholder vote to approve the compensation of executives as disclosed herein.  This is commonly referred to as “say-on-pay.”  The say-on-pay vote is not binding on the Board of Directors and may not be construed as overruling a decision by the Board of Directors, nor does it create or imply any additional fiduciary duty by the Board of Directors, or restrict or limit the ability of stockholders to make proposals related to executive compensation for inclusion in proxy statements.

Because the Company repurchased all of the Preferred Stock, it is no longer required to set forth the say-on-pay proposal.  However, because the Company believes that it is good corporate practice to receive input from its stockholders on executive compensation matters, the Compensation Committee will consider the shareholder say-on-pay vote in its future compensation determinations.  Accordingly, each stockholder is being afforded the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

 “RESOLVED, that the stockholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Company’s proxy statement dated April 6, 2010.”

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

General

The Company is required to provide information regarding the compensation program in place for its Chief Executive Officer, Chief Financial Officer and its three other most highly-compensated executive officers. The Company must also provide compensation information for up to two additional individuals who would have been included but for the fact that they were not executive officers at the end of the fiscal year. This discussion refers to the Company’s Chief Executive Officer, Chief Financial Officer, the other three most highly-compensated executive officers and the Company’s former Chief Financial Officer as the “Named Executive Officers” or “NEOs.” This discussion should be read in conjunction with the detailed tables and narrative descriptions under “Executive and Director Compensation.”

The Compensation Committee is responsible for formulating and presenting recommendations to the Board of Directors with respect to the compensation of the Company’s NEOs. The Compensation Committee is also responsible for administering the Company’s employee benefit plans, including incentive plans. The Compensation Committee is comprised solely of independent directors.

Executive Summary

The Company’s compensation policies are intended to provide appropriate compensation packages to motivate, reward, attract and retain talented and experienced executive officers while at the same time controlling the Company’s compensation costs. The primary components of the Company’s executive compensation program have historically been base pay, annual cash bonuses and equity-based compensation. The Compensation Committee generally determines compensation amounts for individual NEOs for 12 month periods beginning on particular review dates. The review date for NEOs in 2009 was June and, as a consequence, compensation for the NEOs during the fiscal year consisted of six months of compensation established in the prior year and six months of compensation established in June of the then-current year.

In establishing compensation for the Company’s NEOs, the Compensation Committee in general does not use pre-set performance criteria but, rather, evaluates the overall performance of the Company, the performance of the Company relative to the performance of the national and regional economies, the performance of the Company in comparison with its peers, and the contributions of the respective NEOs to the Company’s performance. In addition, for base salary, the Compensation Committee evaluates a NEO’s base salary relative to the base salary being paid to persons in a similar positions within a peer group of institutions, seeking to maintain a competitive average, taking into account a NEO’s performance as well as his or her seniority. The Compensation Committee believes that, by focusing on a NEO’s overall performance rather than pre-set criteria, the Company substantially lessens the risk of a NEO taking actions intended to increase his or her compensation without due regard for potential adverse impacts on the Company.

For 2009, the Compensation Committee sought to balance the Company’s performance during the 12 months preceding a NEO’s determination date with the executive’s performance in that period and the global economic recession and its particular impact on the financial services industry and on the types of assets underlying the Company’s loan portfolio. At the determination date in June 2009, the Company had not yet repurchased the Preferred Stock from Treasury and, accordingly, it was subject to ARRA’s restrictions on compensation for senior executives of recipients of funding under the Troubled Asset Relief Program (“TARP”), including CPP participants. The restrictions covered matters such as bonus and incentive compensation and golden parachute payments that affected the Company’s existing compensation program, including provisions limiting tax deductions for annual bonus compensation to $500,000. Accordingly, bonuses, specifically prohibited under the legislation, were not paid in 2009. Increases in base salary were authorized and varied on an individual basis, to retain a limited group of executives who were prohibited from receiving bonuses under that legislation, and who also received no stock options in 2009. Further, the salary increases in 2009 also reflected the fact that base salaries determined in 2008 had not changed from prior year levels.  Since repurchasing the Preferred Stock on March 10, 2010, these restrictions no longer apply to the Company.

Compensation Objectives and the Focus of Compensation Awards

The Compensation Committee believes that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. Executive officers are rewarded in order to attract and retain highly qualified individuals and to motivate them to perform in a manner that maximizes corporate performance.

The Company’s executive compensation program consist of three elements to reward and motivate its executive officers in line with the Compensation Committee’s objectives described above:

•	base salary;

•	bonuses to the extent not prohibited (as they had been under TARP); and

•	long-term equity incentives reflected in grants of stock options, restricted stock awards and phantom units

The Compensation Committee annually reviews the Company’s mix of short-term performance incentives versus longer-term incentives. The Compensation Committee has not established set percentages of short-term versus long-term incentives. Instead, it looks to provide a reasonable balance of those incentives. The Compensation Committee’s policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and its stockholders. As discussed in “Specific Elements of the Compensation Program,” below, the Company provides cash compensation in the form of base salary to meet competitive salary norms and rewards superior performance on an annual basis in the form of bonus compensation.  The Company also provides non-cash compensation to reward superior performance in assisting the Company in meeting its long-term strategic goals. As discussed previously, bonuses were generally prohibited in 2009 and none were paid to applicable officers. While restricted stock options up to certain limits were permitted by TARP to be granted, none were awarded in 2009.

The Compensation Committee also “benchmarks” the Company’s compensation programs to a peer group of banking institutions based upon its review of financial statements and other publicly available data. The peer group institutions consist of the following:

Lakeland Bancorp, Inc.	Univest Corporation of Pennsylvania	Bryn Mawr Bank Corporation
Royal Bancshares of Pennsylvania	Metro Bancorp, Inc.	VIST Financial Corp.
WSFS Financial Corporation

The level of an institution’s total assets is the primary factor the Compensation Committee considers in establishing the peer group.

Although considerable knowledge about the competitiveness of the Company’s compensation programs is gained through the benchmarking process, the Compensation Committee recognizes that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist. The Compensation Committee believes that the combination of short and long-term compensation that the Company provides fulfills its objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. The Compensation Committee also believes that the Company’s incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing the Company to maintain controls over its compensation costs.

Compensation Methodology

The Compensation Committee generally determines compensation amounts for individual NEOs for 12 month periods beginning on particular review dates. In 2009, the review date for the Company’s Chief Executive Officer and other NEOs was June. In the case of annual bonus and long-term incentive compensation, the Compensation Committee determines the amount of awards based on the then concluded fiscal year. The Compensation Committee has the discretion to issue compensation awards at other times during the fiscal year. Each year, the Chief Executive Officer provides the Compensation Committee with key elements of both the Company’s and the NEOs’ (other than the Chief Executive Officer’s) performance as well as recommendations to assist it in determining compensation levels.

Specific Elements of the Compensation Program

Below are the specific elements of the Company’s compensation program for executive officers.

Salary. The Company believes that it is important to maintain a competitive salary structure in order to retain its existing qualified executive officers and a base pay structure consistent with similarly situated executives at similarly sized banking institutions. The Company believes that a key objective of its salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, taking into account performance as well as seniority.

Base salaries are paid to executive officers on a bi-weekly basis, and are reviewed annually by the Compensation Committee as described in “Compensation Methodology,” above. The Compensation Committee determines if any base pay changes should be made for executive officers. In 2009, the Compensation Committee approved base pay changes for the Chief Executive Officer and the other NEOs but, in 2008, as noted above, the Compensation Committee determined generally to maintain base salaries at their prior year levels, particularly in view of then-current economic conditions in the United States and in the Philadelphia-Wilmington region in which the Company is located. Base pay change, if any, is normally determined after considering:

•	the executive’s total itemized compensation for the prior year;

•	the executive’s current base pay position relative to the peer group;

•	the Company’s performance and the individual’s contribution to that performance for the prior year; and

•
national and regional economic conditions, their effect upon the Company and how the executive has dealt with them within his or her area of responsibility.

With respect to base salary increases in 2009, the following items were considered:

• No bonuses were paid to executives in 2009.
• No stock options were granted in 2009.
• In 2008, base salaries were generally maintained at prior year levels.

Bonus. Bonuses are designed to motivate executives by rewarding performance. The Compensation Committee considers the Company’s financial performance, including growth, return on assets, return on equity, the efficiency ratio and earnings per share. As with base salary, the Compensation Committee also considers national and regional economic conditions. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the annual bonus of the other executive officers, based on their respective contributions to the performance of the areas for which they are responsible. In 2009, no bonuses were paid, in compliance with legislative requirements related to participation in the CPP.

Long-Term Incentive Compensation. Long-term incentives are provided to executive officers through The Bancorp, Inc. 2005 Omnibus Equity Compensation Plan (the “Plan”). The Plan permits the grant of stock options, restricted stock awards, stock appreciation rights and phantom units. Stock options previously have been granted to executive officers at exercise prices equal to the then current market price of the Company’s Common Shares. Options and restricted stock awards under the Plan are granted on a discretionary basis taking into account the Company’s financial performance and each executive’s contribution to such performance. Overall, the objective of long-term incentive compensation awards is to tie the interests of executive officers directly to increases in stockholder value. In 2009, no long term incentive compensation was awarded, in compliance with legislative requirements related to participation in the CPP.

Compensation Risk Analysis

As a participant in TARP, the Company conducted a comprehensive risk assessment to comply with the Treasury’s requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the institution. As a bank regulated by the FDIC and the State of Delaware, the Company has always adhered to defined risk guidelines, practices and controls to ensure the safety and soundness of the institution.  The Company’s management and Board of Directors conduct regular reviews of its business to ensure that it is operating within appropriate regulatory guidelines and appropriate practice, supplemented by its internal audit function.

During 2009, the Compensation Committee reviewed the Company’s compensation practices to ensure that (1) base salaries are appropriately competitive without a need to earn a higher level of bonus or incentive in order to earn adequate cash compensation; (2) the Company’s use of equity grants provides an effective and balanced focus between short- and long-term objectives; and (3) the Company offered an appropriate mix of cash and equity compensation to encourage appropriate decision-making and to facilitate the alignment of the interests of the Company’s senior executives with those of the Company and its stockholders.  In light of TARP requirements, as well as emerging requirements of the SEC and Federal Reserve Bank, the ultimate goal of the review was to assess the design, governance, and policies and procedures of the Company’s compensation structure to ensure that, as designed and executed, it does not motivate excessive risk-taking that could threaten the long-term value of the Company.

After conducting the review, the Compensation Committee concluded that the Company’s incentive programs do not motivate or encourage unnecessary or excessive risk taking.  Although no longer a TARP participant, the Company will continue to review and monitor its compensation programs to ensure that they continue to not motivate excessive risk taking that could threaten the long-term value of the Company.

Adjustment or Recovery of Compensation

The Board of Directors has not established a written policy regarding the adjustment or recovery of compensation if the performance factors considered by the Compensation Committee in setting such compensation are subsequently adjusted. However, if a NEO has engaged in fraudulent or intentional misconduct, the Board of Directors fully expects that it would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the executive as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, termination of employment, initiating an action for breach of fiduciary duty and, if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by enforcement agencies, regulators or other authorities.

Determination of Compensation Amounts

In 2009, the Compensation Committee reviewed the compensation of the NEOs in June, although equity compensation can be awarded at any time in the Committee’s discretion. While the Compensation Committee noted the Company’s overall financial performance in 2009, the Committee also noted the effects of the current economic recession in the United States generally and on both the Company’s 2008 performance through the determination date and the Company’s anticipated performance for the remainder of 2009. The Committee also considered available information regarding peer group institutions.  In light of the Compensation Committee’s decision in 2008 to maintain salary levels, and due in part to TARP’s prohibition on the payment of bonuses to NEOs, the committee increased the base salaries of the NEOs from 2008 as follows: Mrs. Cohen: $425,000 to $475,000; Mr. Egan: $165,000 to $180,000; Mr. Mastrangelo $265,000 to $375,000; Mr. Megargee: $198,720 to $228,000; and Mr. Birenbaum: $150,000 to $350,000.  In each case, these amounts were set at levels believed to be necessary to retain these individuals, as neither bonuses had been paid nor equity compensation awarded in 2009.  The amounts further reflect the fact that base salary levels in 2008 had been maintained at prior year levels.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above and has discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

As a participant in the TARP program in 2009, the Compensation Committee hereby certifies that it has reviewed with the Company’s senior risk officers the incentive compensation arrangements of the Company’s senior executive officers and has concluded that such arrangements and related compensation plans are not structured such that they motivate the senior executive officers to take risks that could threaten the long-term value of the Company.

Walter T. Beach, Chairman
William H. Lamb
Joan Specter

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the NEOs for the years ended December 31, 2007, 2008 and 2009.

						Change in
						pension
						value and
						nonqualified
						deferred	All other
				Stock	Option	compensation	compensation
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	awards ($) (2)	awards ($)	earnings ($) (3)	($) (4)	Total ($)
Betsy Z. Cohen	2009	470,192	-		-	26,379	1,981	498,552
Chief Executive Officer	2008	425,000	-	80,100	-	136,764	1,981	643,845
	2007	423,076	-	254,300	-	248,123	1,219	926,718

Paul Frenkiel (5)	2009	46,080	-	-	-	-	1,231	47,311
Chief Financial Officer/
Secretary

Martin F. Egan (5)	2009	192,450	-	-	-	-	15,688	208,138
Chief Accounting Officer	2008	168,723	17,500	12,015	-	-	15,109	213,347
	2007	171,904	17,500	-	-	-	15,832	205,236

Frank M. Mastrangelo	2009	360,885	-	-	-	-	19,321	380,206
President/Chief Operating	2008	270,096	50,000	48,060	-	-	18,821	386,977
Officer	2007	240,961	50,000	-	-	-	19,187	310,148

Arthur Birenbaum	2009	387,372	-	-			16,008	403,380
Executive Vice President	2007	152,884	150,000	18,423	-	-	15,239	336,546
Commercial Loans	2006	152,884	175,000	-	-	-	15,679	343,563

Scott R. Megargee	2009	279,886	-	-	-	-	16,510	296,396
Executive Vice President	2008	202,541	62,915	12,015	-	-	15,657	293,128
and Chief Lending Officer	2007	196,030	72,361	-	-	-	16,397	284,788

(1)	In June 2009, in accordance with the Company’s participation in TARP, the Compensation Committee ceased all bonus payments to NEOs.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock awards granted during each of the last three fiscal years in accordance with FASB ASC Topic 718. For 2009, the SEC changed the reporting requirements for this item and, as a result, the amounts in this column for 2008 have been recalculated to reflect the grant date fair value.

(3)	Represents the change in the present value of the accumulated benefit of the Supplemental Executive Retirement Plan established for the benefit of Mrs. Cohen.

(4)
Represents the aggregate dollar amount for each NEO for perquisites and other personal benefits, the Company’s contributions to its 401(k) savings plan and insurance premiums. The following table describes the components of the “All Other Compensation” column in the Summary Compensation Table.

(5)
Mr. Frenkiel was named Chief Financial Officer in September 2009.  Mr. Egan had served as the Chief Financial Officer from 2007 to September 2009 and currently serves as the Company’s Chief Accounting Officer.

All Other Compensation Table

		Company		Perquisite:
		contributions to		personal
		the 401K		use of
		savings	Insurance	Company
Name and Principal Position	Year	plan ($)	premiums ($)	car ($)	Total ($)
Betsy Z. Cohen	2009	-	1,981	-	1,981
Chief Executive Officer	2008	-	1,981	-	1,981
	2007	-	1,219	-	1,219

Paul Frenkiel	2009	1,038	193	-	1,231
Chief Financial Officer/
Secretary

Martin F. Egan	2009	5,774	173	9,741	15,688
Chief Accounting Officer	2008	5,586	180	9,343	15,109
	2007	5,844	161	9,827	15,832

Frank M. Mastrangelo	2009	8,250	180	10,891	19,321
President/Chief Operating	2008	7,750	180	10,891	18,821
Officer	2007	7,750	180	11,257	19,187

Arthur Birenbaum	2009	5,853	414	9,741	16,008
Executive Vice President	2007	5,482	414	9,343	15,239
Commercial Loans	2006	5,474	378	9,827	15,679

Scott R. Megargee	2009	5,995	774	9,741	16,510
Executive Vice President	2008	5,514	774	9,369	15,657
and Chief Lending Officer	2007	5,485	773	10,139	16,397

(a)
Under SEC rules, the Company is required to identify and quantify in a footnote (i) all perquisites and other personal benefits for a an NEO if the total for that individual equals or exceeds $10,000 and (ii) each element of All Other Compensation (other than perquisites and other personal benefits) if the value of such element equals or exceeds $10,000. Mr. Mastrangelo’s Company car expense is based on the depreciation expense on the car for each of 2009, 2008 and 2007. Executives are taxed on the imputed income attributable to personal use of Company cars (excluding commuting) and do not receive tax assistance from the Company with respect to these amounts.

Grants of Plan-Based Awards

There were no grants of plan-based awards in fiscal 2009.

Employment Agreement

Employment Agreement. The Company has entered into one employment agreement, dated April 20, 2005 and amended December 10, 2008, with Betsy Z. Cohen, its Chief Executive Officer. The material terms of this agreement are described below. Information concerning estimated payments pursuant to the post-termination and severance provisions of this agreement are discussed in “Potential Payments on Termination or Change-In-Control,” below.

The employment agreement with Mrs. Cohen has an effective date of January 1, 2005 and provides that she will devote such time to the Company as is reasonably required to fulfill her duties. Under the agreement, Mrs. Cohen will receive an annual base salary to be determined by the Compensation Committee. Mrs. Cohen is also eligible for bonuses as determined by the Compensation Committee. The agreement has a term of five years that is automatically renewed so that, on any day that the agreement is in effect, it will have a then current term of five years. The Company may terminate Mrs. Cohen without cause or Mrs. Cohen may resign for good reason upon sixty days notice. Additionally, upon or after a change of control of the Company, the Company may terminate Mrs. Cohen without cause or she may resign for good reason upon sixty days notice. Upon any such termination or resignation, Mrs. Cohen will be entitled to receive only the amount due to her under the Company’s severance pay plans, if any; provided that, if she executes a mutual release of claims with the Company, she will receive (a) a lump sum cash payment equal to one month of her base salary for each month she was employed by the Company, up to a maximum of five years, at the rate in effect immediately before her termination, and (b) a pro rated bonus, if any, for the year in which the termination occurs. Mrs. Cohen may also resign upon thirty days notice in which event no further payments are due other than accrued benefits. If Mrs. Cohen is disabled for ninety consecutive days in any twelve month period, the Company may terminate her employment. If Mrs. Cohen’s employment terminates on account of disability, (a) the vesting of the Supplemental Executive Retirement Plan (“SERP”), described below, will accelerate if the termination occurs at any time after January 1, 2008, (b) Mrs. Cohen will receive any amounts of salary or bonus earned, accrued and owing but not paid and (c) Mrs. Cohen will receive a pro rated bonus, if any, for the year in which the termination occurs. If Mrs. Cohen dies during her term of employment, the Company must pay her estate all amounts of salary and bonus earned, accrued and owing but not paid and a pro rated bonus, if any, for the year in which death occurs. The Company may terminate Mrs. Cohen’s employment at any time for cause. Upon termination for cause, Mrs. Cohen shall be entitled to any base salary and benefits accrued and earned before her termination.

The agreement defines “cause,” generally, as conviction of a felony, intentional and continuous failure to substantially perform duties or a breach of the confidentiality and intellectual property provisions of the agreement. The agreement defines “good reason,” generally, as the Company demoting Mrs. Cohen or materially reducing her duties, the Company requiring Mrs. Cohen to be based outside of Philadelphia, Pennsylvania, the failure of Mrs. Cohen to be elected to the Board of Directors or a material breach of the agreement by the Company. The agreement defines a “change of control,” generally, as having occurred if (a) any person becomes a beneficial owner of securities representing more than 25% of the voting power of the then outstanding securities or (b) the consummation of (i) a merger or consolidation of the Company where the directors of the Company immediately before the transaction constitute less than a majority of the board of directors of the surviving corporation or (ii) a sale or other disposition of all or substantially all of the assets of the Company or (c) during a period of two consecutive years, the incumbent directors cease for any reason to constitute at least two-thirds of the Board of Directors, provided that if either the election or nomination of any new director was approved by a vote of at least two-thirds of the incumbent directors before such election or nomination, the new director will be considered a member of the incumbent directors.

The employment agreement provides for the establishment of a SERP for Mrs. Cohen. Mrs. Cohen will be fully vested in the amount of the SERP benefit earned and the benefit will be fully accrued upon her attainment of age 70, upon the occurrence of a change of control or if she is terminated by the Company without cause or resigns for good reason, as defined above. The employment agreement requires the Company to establish a trust to serve as the funding vehicle for the SERP benefits and to make contributions to the trust in such amounts or in such number of the Common Shares as the Company reasonably determines to be sufficient to provide the present value of the benefit as accrued at the time of the contribution. The value of this benefit is 100% of the average of Mrs. Cohen’s base salary over the 36 months during the term that provides the highest average except that the average may not exceed $300,000 nor be less than $150,000. Upon a change of control of the Company, the Company has agreed to immediately contribute to the trust an amount sufficient to permit the full payment of the SERP benefit due to Mrs. Cohen at age 70. Notwithstanding the establishment of a trust, the Company’s obligation to pay the benefit constitutes a general, unsecured obligation of the Company, payable out of its general assets, and the assets of the trust will be available to pay the claims of the Company’s creditors.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on the current holdings of stock options by the Company’s NEOs.

	Number of	Number of
	securities	securities
	underlying	underlying
	unexerercised	unexerercised	Option	Option
	options (#)	options (#)	exercise	expiration
	exercisable	Unexercisable	price	date
Betsy Z. Cohen	150,000	-	10.00	7/17/2010
	201,241	-	10.87	2/1/2014
	100,000	-	14.24	1/26/2015
	100,000	-	15.94	10/20/2015

Paul Frenkiel	-	-	-

Martin F. Egan	7,500	-	10.00	7/17/2010
	1,000	-	11.00	9/17/2013
	34,498	-	10.87	2/1/2014
	11,500	-	14.24	1/26/2015
	10,000	-	15.94	10/20/2015

Frank M. Mastrangelo	25,000	-	11.00	9/17/2013
	28,748	-	10.87	2/1/2014
	12,500	-	14.24	1/26/2015
	25,000	-	15.94	10/20/2015

Arthur Birenbaum	10,000	-	10.00	4/16/2012
	20,000	-	10.00	12/20/2012
	17,249	-	10.87	2/1/2014
	10,000	-	14.24	1/26/2015
	13,750	-	15.94	10/20/2015

Scott R. Megargee	25,000	-	10.00	7/17/2010
	2,500	-	11.00	9/17/2013
	2,874	-	10.87	2/1/2014
	10,000	-	14.24	1/26/2015
	8,000	-	15.94	10/20/2015

	Stock appreciation rights
	Stock appreciation rights (#)	Price	Expiration date
Betsy Z. Cohen	15,000	11.41	3/12/2012
Martin F. Egan	2,250	11.41	3/12/2012
Frank M. Mastrangelo	9,000	11.41	3/12/2012
Arthur Birenbaum	3,450	11.41	3/12/2012
Scott R. Megargee	2,250	11.41	3/12/2012

Option Exercises and Stock Vested

The NEOs did not exercise any stock options and no stock awards vested in fiscal 2009.

Pension Benefits

The following table provides information about Mrs. Cohen’s SERP, which is described above. See “Executive and Director Compensation—Employment Agreement” and Note K to the Company’s financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC. The Company does not have any other pension plan.

Name	Plan name	Present value of accumulated benefits	Payments during the last fiscal year
Betsy Z. Cohen	Supplemental Executive Retirement Plan	$2,748,671	$0

Potential Payments on Termination or Change-In-Control

As described under “Executive and Director Compensation—Employment Agreement,” the Company has entered into an employment agreement with its Chief Executive Officer which provides for payments and other benefits if the Chief Executive Officer’s employment with the Company is terminated under circumstances specified in her agreement, including a “change in control” of the Company (as defined in the agreement). The Chief Executive Officer’s rights upon the termination of her employment will depend upon the circumstances of the termination. The table below summarizes these rights and the amount of any payments and benefits due under the specified circumstances.

	Termination without Cause (1) (2)	Resignation for Good Reason (1) (2)	Change in Control (1)	Tax Gross-Up
Severance Payments (3)	$2,375,000	$2,375,000	$2,375,000	$1,171,152
SERP Benefit (4)	3,000,000	3,000,000	3,000,000	—

(1)
Assumes that Mrs. Cohen executes and does not revoke a written mutual release in a form acceptable to the Company of any and all claims against the Company or Mrs. Cohen relating to matters arising out of her employment by the Company. Without this release, Mrs. Cohen would only be entitled to any amounts due under the Company’s severance pay plan, if any. As of the date of this proxy statement, the Company did not have a severance pay plan.

(2)	Mrs. Cohen would also be entitled to any base salary that was accrued as of the date of her termination.

(3)
Equal to five times Mrs. Cohen’s base salary at the date of termination (assumed to be $475,000); however, until the Company repurchased the Preferred Stock from Treasury, the amount would have been limited to $1,275,000 due to TARP limitations.

(4)	Represents the value of Mrs. Cohen’s SERP calculated as of December 31, 2009.

With the exception of the SERP benefit, if any of the above payments are deemed to constitute a “parachute payment” as defined in Section 280(g) of the Internal Revenue Code, Mrs. Cohen must also be paid an amount in cash equal to the sum of the excise taxes payable by her by reason of receiving such payment plus the amount necessary to put her in the same after-tax position as if no excise taxes had been paid.

Director Compensation Table

The following table provides information concerning the compensation of the Company’s non-employee directors for fiscal 2009. Directors who are employees or officers of the Company receive no compensation for their services as members of the Board of Directors or any committees. Each non-employee director, except for Mr. Cohen, received an annual retainer of $55,000. Each non-employee director, except for Mr. Cohen, also receives $500 for each meeting of a committee of the Board of Directors he or she attends; the Chairman of the Audit Committee receives $1,500 for each committee meeting attended; and the chairmen of the other committees receive $1,000 for each committee meeting attended.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Walter T. Beach	58,000	—	58,000
Michael J. Bradley	58,000	—	58,000
Daniel G. Cohen (1)	—	233,826	233,826
Matthew Cohn	64,000	—	64,000
William H. Lamb	55,000	—	55,000
James J. McEntee III	55,000	—	55,000
Linda Schaeffer	55,000	—	55,000
Joan Specter	55,000	—	55,000
Leon A. Huff	55,000	—	55,000

(1)
All other compensation includes $233,653 in compensation for service as Chairman and Chairman of the Executive Committee of the Board of Directors and $173 in insurance premiums. The greater compensation for this position reflects the strategic and other responsibilities of Mr. Cohen in various significant areas of the Bank, including capital markets.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Annual Report on Form 10-K”):

(1)	the Audit Committee reviewed and discussed the audited financial statements included in the 2009 Annual Report on Form 10-K with the Company’s management;

(2)
the Audit Committee discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by Statement of Accounting Standards (SAS) 61 (as updated by SAS 114 The Auditor’s Communication With Those Charged With Governance);

(3)
the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence; and

(4)
based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the 2009 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors of the Company has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, and the Exchange Act (collectively, the “Acts”), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Matthew Cohn, Chairman
Walter T. Beach
Michael J. Bradley

PROPOSAL 3. APPROVAL OF ACCOUNTANTS

The Board of Directors unanimously recommends that the stockholders approve the selection of Grant Thornton LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2010. Representatives of Grant Thornton are expected to be present at the Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents the aggregate fees billed by Grant Thornton for each of the services listed below for each of the Company’s last two fiscal years.

	2009	2008
Audit Fees (1)	$694,491	$772,037
Audit-Related Fees (2)	31,247	53,440
Tax Fees (3)	64,688	44,495
All Other Fees (4)	—	—
Total	$790,426	$869,972

(1)
Audit fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton in connection with its audit of the Company’s consolidated financial statements and its limited reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years.

(2)
Audit-related fees consisted of the aggregate fees billed for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not disclosed under “Audit Fees” above.

(3)	Tax fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning in 2009 and 2008.

(4)
All other fees would consist of the aggregate fees billed for products and services provided by Grant Thornton other than the services described under audit fees, audit-related fees and tax fees; however, no such products and services were provided in 2009 or 2008.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. None of the audit-related and tax services described above were subject to this Rule and the approval procedures set forth therein. All services provided to the Company by Grant Thornton in 2009 and 2008 were pre-approved by the Audit Committee.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all Common Shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under the rule, proposals submitted for inclusion in the Company’s proxy statement for its 2011 annual meeting of stockholders must be received by the Company’s Secretary on or before the close of business on December 8, 2010.

Stockholders who wish to submit their recommendations for director candidates to the Nominating and Governance Committee should send their written recommendation to the Company’s executive offices,  The Bancorp, Inc., Attention: Nominating and Governance Committee Chairman, 409 Silverside Road, Wilmington, Delaware 19809. These stockholders must represent that they are stockholders of the Company and will remain so through the date of the relevant annual meeting of stockholders of the Company and include the written consent of the person so recommended to serve as a director if nominated and elected and to provide such information as the Nominating and the Governance Committee may request, as well as a description of the nominee’s background and qualifications. All stockholder recommendations received by the Nominating and Governance Committee will be reviewed at the first meeting of the Nominating and Governance Committee held after receipt of the recommendation. The Nominating and Governance Committee will consider nominees recommended by security holders for the 2011 annual meeting if submitted as described above by December 8, 2010.

ANNUAL MEETING OF STOCKHOLDERS OF

THE BANCORP, INC.

May 10, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at -http://www.snl.com/IRWeblinkX/GenPage.aspx?IID=4054569&gkp=203269

Please sign, date and mail
your proxy card in the envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

1. Election of Directors: [ ] FOR ALL NOMINEES [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES [ ] FOR ALL EXCEPT (See instructions below)

NOMINEES:
O Betsy Z. Cohen
O Daniel G. Cohen
O Walter T. Beach
O Michael J. Bradley
O Matthew Cohn
O Leon A. Huff
O William H. Lamb
O Frank M. Mastrangelo
O James J. McEntee III
O Linda Schaeffer
O Joan Spector
	2. Proposal to approve a non-binding advisory vote on the Company’s 2009 compensation program for its named exective officers.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	3. Proposal to approve the selection of Grant Thornton LLP as independent public accountants for the Company for the fiscal year ending December 31, 2010.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" election of the Directors and "FOR" Item 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [  ]

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Betsy Z. Cohen, Frank M. Mastrangelo and Paul Frenkiel
as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the Common Shares of The Bancorp, Inc. held of record by the undersigned on March 15,
2010, at the Annual Meeting of Stockholders to be held at the Cira Centre, 2929 Arch Street, 17th
Floor, Philadelphia, PA 19104, on May 10, 2010, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)